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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) for the registration of a combination of Debt Securities, Serial Preferred Stock, Class A Common Stock, and Class B Common Stock of which the total aggregate offering price will not exceed $400,000,000, and to the incorporation by reference therein of our report dated November 4, 1998, except for the last paragraph of Note F, as to which the date is July 30, 1999, with respect to the consolidated financial statements and schedule of Pilgrim's Pride Corporation included in its Annual Report (Form 10-K/A) for the year ended September 26, 1998, filed with the Securities and Exchange Commission.

                                                  /s/ ERNST & YOUNG LLP

Dallas, Texas
August 9, 1999